UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 1, 2006 (November 30, 2006)

GREIF, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-00566	31-4388903
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

425 Winter Road, Delaware, Ohio	43015
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (740) 549-6000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 – Financial Information

Item 2.01 Completion of Acquisition or Disposition of Assets

On November 30, 2006, certain international subsidiaries of Greif, Inc. (the “Company”) acquired from Blagden Packaging Nederland B.V., Blagden Packaging Rumbeke NV, Blagden Packaging Wichelen NV, Blagden Packaging Zwolle B.V. and Vanloon Consulting Services B.V. (collectively, the “Blagden Packaging Group”) all of the outstanding shares of certain affiliated companies and the assets of another affiliated company, which shares and assets together constitute the Blagden Packaging Group’s steel drum and other new packaging manufacturing and closures business in Europe and Asia (the “Blagden Packaging Business”).

The purchase price for the Blagden Packaging Business was €205 million, which purchase price is subject to a post-closing adjustment, either upward or downward, based upon the working capital and net financial debt of the Blagden Packaging Business as of the closing date. The purchase price was the result of arms-length negotiations between the parties.

Other than in respect of the transaction, there is no relationship between the Blagden Packaging Group and the Company or any of the Company’s affiliates, directors or officers or any associate of the Company’s directors or officers.

The payment of the purchase price was funded by a combination of cash on hand, borrowings under the Company’s existing US $450 million revolving multicurrency credit facility, and proceeds from the sale of certain European trade receivables under the Company’s European accounts receivable factoring arrangement.

Net sales of the Blagden Packaging Business were approximately US $265 million on an annualized basis. The Blagden Packaging Business has approximately 820 employees in the Netherlands, Belgium, France, the United Kingdom, Spain, Singapore, Malaysia and China.

The purchase of the Blagden Packaging Business was made pursuant to the terms of a Share and Assets Sale Agreement dated October 25, 2006, which is attached as Exhibit 10.1 to this Current Report on Form 8-K.

Section 9 – Financial Statements and Exhibits

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit No.	Description

10.1	Share and Assets Sale Agreement dated October 25, 2006, between Blagden Packaging Nederland B.V., Blagden Packaging Rumbeke NV, Blagden Packaging Michelin NV, Blagden Packaging Swollen B.V. and Vanloon Consulting Services B.V., as Vendors, and Greif Belgium BVBA, Greif Bros. Canada Inc., Greif France Holdings S.A.S., Greif International Holding B.V., Greif Nederland B.V. and Paauw Holdings, B.V., as Purchasers, relating to the acquisition of shares and assets constituting the new steel drum and other packaging business of the Blagden Group.

Schedules to the Share and Assets Sale Agreement have not been filed because the Company believes that such schedules do not contain information material to an investment decision which is not otherwise disclosed in the Share and Assets Sale Agreement. A list of schedules briefly identifying the contents of the omitted schedules is included in the Share and Assets Sale Agreement. The Company agrees to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon its request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREIF, INC.

Date: December 1, 2006	By	/s/ Donald S. Huml
Donald S. Huml, Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Share and Assets Sale Agreement dated October 25, 2006, between Blagden Packaging Nederland B.V., Blagden Packaging Rumbeke NV, Blagden Packaging Michelin NV, Blagden Packaging Swollen B.V. and Vanloon Consulting Services B.V., as Vendors, and Greif Belgium BVBA, Greif Bros. Canada Inc., Greif France Holdings S.A.S., Greif International Holding B.V., Greif Nederland B.V. and Paauw Holdings, B.V., as Purchasers, relating to the acquisition of shares and assets constituting the new steel drum and other packaging business of the Blagden Group.